Exhibit 10.41

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT (this “Modification Agreement”) is made and entered into effective as of January 27, 2025 (the “Effective Date”), by and between TREASURE GLOBAL INC, a Delaware corporation (“Company”), and ALUMNI CAPITAL LP, a Delaware limited partnership (“Investor”).

Recitals

A. Company and Investor are parties to a Purchase Agreement dated as of October 10, 2024 (the “Purchase Agreement”)

B. Pursuant to the Purchase Agreement, the Company and Investor entered into an agreement whereby the Investor shall purchase up to Six Million Dollars ($6,000,000) from time to time, subject to the terms and conditions in the agreements, with the Commitment Period beginning on the Execution Date of October 10, 2024 and ending on December 31, 2025.

C. Company and Investor have agreed to modify the Purchase Agreement in accordance with the terms and conditions set forth in this Modification Agreement.

Modification Agreement

In consideration of the mutual covenants and agreements set forth in this Modification Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1.	Amendment to Purchase Agreement.

1.1 Commitment Amount. Pursuant to Section 1 of the Purchase Agreement titled “Certain Definitions”, “Commitment Amount” shall be $50,000,000.

2.1 Purchase Price. Pursuant to Section 1 of the Purchase Agreement titled “Certain Definitions”, “Purchase Price” shall be “shall mean the lowest traded price for the Common Stock on the following basis:

(i)	If the Closing occurs five (5) Business Days after the Purchase Notice Date, the Purchase Price shall be the lowest traded price for the Common Stock for the five (5) consecutive Business Days immediately prior to the Closing Date with respect to the Purchase Notice multiplied by 93%.

(ii)	If the Closing occurs fewer than five (5) Business Days after the Purchase Notice Date, the Purchase Price will be the lowest traded price for the Common Stock for the number of Business Days immediately preceding the Closing Date corresponding to the number of Business Days between the Purchase Notice Date and the Closing Date multiplied by 93%.

The Purchase Notice will be subject to the Purchase Notice Limitation.”.

3.1 CLOSING. Pursuant to Section 2.2(c) of the Purchase Agreement titled “CLOSING”, the Section shall be replaced with “The Investor shall pay to the Company the Purchase Notice Amount with respect to the applicable Purchase Notice as full payment for such Purchase Notice Securities purchased by the Investor under the applicable Purchase Notice via wire transfer of immediately available funds as set forth below on the Closing Date. With respect to each Purchase Notice, the Closing shall occur no later than five (5) Business Days after the Purchase Notice Date, unless otherwise agreed by the parties. All payments made under this Agreement shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement. Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.”.

4.1 COMMITMENT SECURITIES. Pursuant to Section 6.3 of the Purchase Agreement titled “ISSUANCE OF COMMITMENT SECURITIES”. The Section shall be replaced with “In consideration for the Investor’s execution and delivery of, and performance under, this Agreement, the Company shall issue to the Investor a Warrant, valid for a term of three (3) years, entitling the Investor to purchase shares of Common Stock (the “Warrant Shares”) equal to ten percent (10%) of the Commitment Amount divided by the Exercise Price per Share, which is based on a Valuation of the Company. The Exercise Price per Share will be calculated by dividing the Valuation by the total number of outstanding shares of Common Stock as of the Exercise Date. The terms and conditions of the Warrant, including vesting schedule, expiration date, Valuation, and adjustments in the event of certain corporate actions, will be as set forth in the form attached hereto as Exhibit B.”.

2. Other Provisions in Full Force. Except as specifically provided herein, the Purchase Agreement shall remain in full force and effect in accordance with the original terms and conditions.

3. Notices. Any notice required, permitted or contemplated hereunder shall be in accordance with the applicable “Notices” provision in the Purchase Agreement.

4. Miscellaneous. This Modification Agreement sets forth the entire agreement of the parties with respect to the subject matter of this Modification Agreement and supersedes all previous understandings, written or oral, in respect of this Modification Agreement. This Modification Agreement may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and if so signed, (a) may be relied on by each party as if the document were a manually signed original and (b) will be binding on each party for all purposes. This Modification Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Modification Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all which together shall constitute one and the same agreement. If any term of this Modification Agreement is found invalid by a court of competent jurisdiction, the invalid term will be considered excluded from this Modification Agreement and will not invalidate the remaining terms of this Modification Agreement. At no time shall the prior or subsequent course of conduct by Company or Investor directly or indirectly limit, impair, or otherwise adversely affect any of the parties’ rights or remedies in connection with this Modification Agreement or any of the documents, instruments and agreements executed in connection herewith, as Investor and Company agree that this Modification Agreement and the documents, instruments, and agreements executed in connection herewith shall only be amended by written instruments executed by Investor and Company. This Modification Agreement is made and entered into for the protection and benefit of Investor and Company and their permitted successors and assigns, and no other person, association, authority or entity shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Modification Agreement.

Signature Page Below

IN WITNESS WHEREOF, Investor and Company have executed this Modification Agreement to be effective as of the Effective Date.

TREASURE GLOBAL INC

By:	/s/ Carlson Thow
Carlson Thow, Chief Executive Officer

Accepted as of the Effective Date.

ALUMNI CAPITAL LP

By:	/s/ Ashkan Mapar
Ashkan Mapar, General Partner

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